Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

Birmingham, Alabama

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (Nos. 333‑170507, 333‑196825, and 333‑213869) and Form S‑3 (No. 333‑281252) of ServisFirst Bancshares, Inc. of our reports dated February 26, 2026, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tampa, Florida

February 26, 2026